Exhibit 5.1

Adorno & Yoss, P.A.
350 E. Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301

September 1, 2004

Collins Receivables, LLC
2101 W. Ben White Blvd., Suite 103
Austin, TX 78704

Re:	Collins Receivables, LLC (the “Company”) Registration Statement on Form SB-2

Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of up to 25,000 10.25% Class A Membership Interests (the “Units”) of the Company.

     In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Organization and Limited Liability Company Operating Agreement of the Company; (b) resolutions of the managers of the Company authorizing the offering and the issuance of the Units and related matters; (c) the Registration Statement and the exhibits thereto; and (d) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon certificates of managers of the Company and upon documents, records and instruments furnished to us by the Company. We have also verified with the State of Delaware that the Company is in good standing.

     This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported decisions interpreting those laws.

     Based upon and subject to the foregoing, we are of the opinion that the Units, when issued pursuant to the Registration Statement, shall be legally issued and fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement.

Sincerely, ADORNO & YOSS, P.A.
/s/ Adorno & Yoss, P.A.